Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713) 296-7276
	Patrick Cassidy	(713) 296-6100
(Investor):	Rob Rayphole	(713) 296-6160

(Website):	www.apachecorp.com
APACHE ELECTS CHANSOO JOUNG, SCOTT JOSEY TO BOARD OF DIRECTORS
     HOUSTON, Feb. 10, 2011 — Apache Corporation (NYSE, Nasdaq: APA) today announced the election of Chansoo Joung, a senior advisor at Warburg Pincus LLC, and Scott Josey, former chairman and chief executive officer of Mariner Energy, to its board of directors.
     Joung, who joined Warburg Pincus in 2005, provides advice on new and existing investments in the energy sector for the firm. Previously, he was an investment banker at Goldman Sachs for nearly 18 years. He headed the firm’s Americas Natural Resources Group from 1999-2004.
     “Chansoo has spent almost his entire career in finance in the energy industry, both advising and investing in companies across a number of energy sectors,” said Charles J. Pitman, chairman of the Apache board’s corporate governance and nominating committee. “He has broad experience that enables him to identify, assess, and manage risks that can affect a large energy company such as Apache.”
     Josey served as the chairman of the board and chief executive officer of Mariner Energy from August 2001 until November 2010, when it merged with Apache. Previously, he served as vice president of Enron North America and co-managed its Energy Capital Resources group, provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners, and was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp.
     “Scott has spent his entire career, spanning 30 years, in the oil and gas industry,” Pitman said. “As the former chief executive officer, president and chairman of the board of Mariner, he gained extensive management, financial and technical expertise in oil and gas, and an excellent understanding of the many issues that confront exploration and production companies.”
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates, investor information and all recent press releases, on its website, www.apachecorp.com.
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